Exhibit 10.1

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT,
DATED AS OF JANUARY 5, 2007,
BY AND BETWEEN AmCOMP INCORPORATED AND GEORGE HARRIS

This Amendment (the “Amendment”), dated as of September 26, 2008 (the “Effective Date”), by and between AmCOMP Incorporated (the “Company”), and George Harris (the “Employee”) pursuant to Paragraph 15 of the Employment Agreement (the “Agreement”) dated as of January 5, 2007, by and between the Company and the Employee.  The Agreement is amended as follows effective as of the Effective Date and, solely with respect to Paragraph 1 below, subject to the consummation of the transactions contemplated under that certain agreement and plan of merger between the Company and  Employers Holdings Inc., a Nevada corporation (the “Merger”).

1.           The following new Section 2(c) is hereby added to the Agreement, effective as of the Effective Date, but subject to and conditioned upon consummation of the Merger:

2(c)           Effective as of the Effective Date, the Company hereby provides notice to the Employee that the Agreement, and the Employee’s employment, shall not be renewed after, and shall terminate effective as of, December 31, 2008.   The Company and the Employee hereby covenant, agree and acknowledge that such notice shall satisfy the notice requirement set forth in Section 2(b) above.  The Employee's termination of employment pursuant to this Section 2(c) shall constitute a termination within 90 days after a Change of Control for purposes of Section 7(d), below, and the Employee's incentive compensation and bonuses paid in respect of the Company's fiscal year ended December 31, 2007 (i.e., the most recent fiscal year preceding such termination) shall be used to determine the severance payments to which Employee is entitled under such Section 7(d).

2.           Sections 7(c) and 7(d) are hereby amended and restated, effective as of the Effective Date, to read as follows:

7(c)
If (i) the Company terminates the Employee’s employment hereunder pursuant to clause (iv) of Section 7(a) hereof, whether during the Initial Term or during any continuation of employment pursuant to Section 2(b) above or (ii) the Employee's employment is terminated by the Company at the end of the Initial Term or any Renewal Term as a result of the Company determining not to renew the employment of the Employee at the end of the such term as contemplated by Section 2(b) above, the Company shall pay to the Employee in 18 separate equal monthly payments, on the date in each month corresponding with the date of termination, commencing with the month following termination and continuing for 17 additional consecutive months thereafter, as severance pay, an amount equal to one twelfth (1/12th) of the sum of (x) the Employee’s annual Salary in effect immediately prior to such termination, and (y) the amount of incentive compensation and bonuses paid to the Employee in respect of the most recent fiscal year of the Company preceding such termination. In any such event, the Company shall provide (or arrange to provide) the Employee with the benefits referenced in Section 5(b) hereof through the end of the 18-month period referenced above.

7(d)
If within 90 days after a Change of Control (as defined below), (i) the Company terminates the Employee’s employment hereunder pursuant to clause (iv) of Section 7(a) hereof, whether during the Initial Term or during any continuation of employment pursuant to Section 2(b) above, (ii) the Employee's employment is terminated by the Company at the end of the Initial Term or any Renewal Term as a result of the Company determining not to renew the employment of the Employee at the end of any such term as contemplated by Section 2(b) above or (iii) the Employee terminates his employment as a result of a Material Diminution (as defined below), whether during the Initial Term or during any Renewal Term pursuant to Section 2(b) above, the Company shall pay to the Employee in 30 separate equal monthly payments, on the date in each month corresponding with the date of termination, commencing with the month following termination and continuing for 29 additional consecutive months thereafter, as severance pay, an amount equal to one twelfth (1/12th) of the sum of (x) the Employee’s annual Salary in effect immediately prior to such termination, and (y) the amount of incentive compensation and bonuses paid to the Employee in respect of the most recent fiscal year of the Company preceding such termination. In any such event, the Company shall provide (or arrange to provide) the Employee with the benefits referenced in Section 5(b) hereof through the end of the 30-month period referenced above.  For the avoidance of doubt, benefits provided and payments made to the Employee under this Section 7(d), if applicable, shall be in lieu of those benefits and payments that would otherwise be required under Section 7(c) hereof.

3.           Section 7(j) is hereby amended and restated, effective as of the Effective Date, to read as follows:

7(j)
The Employee hereby agrees to serve as a consultant for up to 6 months following his termination of employment pursuant to the terms of this Agreement, during which time the Employee shall make himself available to assist the Company with such tasks, issues and questions as the Company may reasonably assign to the Employee from time to time, provided that, the Employee shall not be required to devote time hereunder exceeding 20% of the average level of services he performed for the Company over the 36-month period preceding his termination of employment.  In consideration for such agreement, the Employee shall have no duty to mitigate any damages that he may incur by reason of termination of employment under the circumstances described in Section 7(c) or Section 7(d) and shall be entitled to receive the amounts provided in such sections, as applicable, regardless of any income that he may receive from other sources following the date he becomes entitled to receive such amounts. Except as described above, the Employee shall not be entitled to any other consideration for such services as a consultant.

4.           Sections 7(k) and 7(l) are hereby renumbered to be Sections 8(a) and 8(b), respectively, and the caption “Assignability” is hereby added to Section 8, effective as of the Effective Date.

5.           The following new Section 7(k) is hereby added, effective as of the Effective Date:

7(k)
Notwithstanding anything to the contrary contained in this Agreement, (i) if the Employee is determined to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)), then to the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i), any amounts or benefits that are due to be paid or provided to Employee under this Agreement during the first six months following the date of termination shall be suspended and instead paid not earlier than, but as soon as practicable, and in any event not later than five days after, the date that is six months after the date of termination; and (ii) the Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement unless the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.

6.           Effective as of the Effective Date, Section 8 through Section 17 are hereby renumbered to be Section 9 through Section 18.

IN WITNESS WHEREOF, the Company and the Employee have executed the Amendment as of the date set forth above.

AmCOMP INCORPORATED

By:	/s/ Fred R. Lowe
Name:	Fred R. Lowe
Title:	Chief Executive Officer

/s/ George Harris
GEORGE HARRIS